Exhibit 99.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of July 5, 2011, by and between SPH GROUP HOLDINGS LLC, a Delaware limited liability company (the “Purchaser”), and GRACE & WHITE, INC., a New York corporation and investment advisory firm (the “Investment Advisor”). Purchaser and Investment Advisor are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase an aggregate of 193,305 shares of common stock, par value $0.10 per share (the “DGT Shares”), of DGT Holdings Corp. (“DGT’) held by certain clients of Investment Advisor (the “Sellers”);

WHEREAS, Investment Advisor has discretionary authority to sell, or is otherwise duly authorized by Sellers to sell, the DGT Shares owned by Sellers (the “Purchased Shares”) on the terms and conditions set forth in this Agreement;

WHEREAS, Investment Advisor deems it to be in the best interests of Sellers to sell the Purchased Shares to Purchaser and desires to arrange for the sale of the Purchased Shares to Purchaser on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           Purchase and Sale of DGT Shares. Concurrently with Investment Advisor’s receipt of the Closing Amount (as defined herein) at the Closing (as defined herein), Investment Advisor shall cause the Purchased Shares to be sold, assigned, conveyed, transferred and delivered by Sellers to Purchaser, and Purchaser shall purchase and accept the Purchased Shares from Sellers.

1.2           Purchase Price. The purchase price for the Purchased Shares shall be $10.00 per share (the “Purchase Price”), which Purchase Price shall be subject to adjustment as set forth on Schedule I, for an aggregate purchase price of $1,933,050 prior to any adjustment (the “Closing Amount”).

1.3           Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Shares (the “Closing”) will take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP and shall be deemed to have taken place simultaneously with the execution and delivery of this Agreement (the “Closing Date”).

1.4           Delivery of Closing Amount and Purchased Shares. Concurrently with the execution of this Agreement, Purchaser’s payment of the Closing Amount to Investment Advisor, and Investment Advisor’s delivery of the Purchased Shares to Purchaser, shall be effected by way of a simultaneous and automated “delivery versus payment” transaction executed by 183,197 shares from National Financial Services LLC (“NFS”) and 10,108 shares from UBS S.A. Wealth Management on behalf of Investment Advisor and by UBS Securities LLC (“UBS”) on behalf of Purchaser. Investment Advisor shall provide NFS, and Purchaser shall provide UBS, with the instructions necessary to allow NFS and UBS to execute such transaction in accordance with the terms hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF INVESTMENT ADVISOR

Investment Advisor hereby represents and warrants to Purchaser as follows:

2.1           Ownership of Purchased Shares. Each Seller is the sole owner of the Purchased Shares being sold on behalf of such Seller and such Purchased Shares are validly issued, fully paid and non-assessable. Each Seller’s title to the Purchased Shares being sold on behalf of such Seller is free and clear of all restrictions on transfer or other restrictions, adverse claims, liens, security interests, charges, encumbrances, pledges, options, warrants, purchase rights, contracts, commitments and demands. Investment Advisor represents that Purchaser will acquire good, valid and marketable title to the Purchased Shares free and clear of all encumbrances. Neither Investment Advisor nor any Seller is party to any voting agreement, voting trust, proxy, power of attorney or other understanding or arrangement with respect to the voting or disposition of the Purchased Shares, except with regard to such arrangement or understanding (if any) existing between Investment Advisor and each Seller. There are no actions, suits, proceedings or claims pending or, to the knowledge of Investment Advisor, threatened with respect to or in any manner affecting the ownership by any Seller of the Purchased Shares or the sale of the Purchased Shares to Purchaser.

2.2           Authority; Enforceability.

(a)           Investment Advisor has all requisite power and authority to execute and deliver this Agreement, to consummate the purchase and sale of the Purchased Shares and the other transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution, delivery and performance of this Agreement by Investment Advisor and the transactions contemplated hereby have been duly authorized and approved by Sellers and all requisite corporate action on the part of Investment Advisor has been taken. This Agreement constitutes the valid and binding obligation of Investment Advisor and each Seller, enforceable against Investment Advisor and each Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application (collectively, “Creditors’ Rights”)).

(b)           Each Seller has all requisite power and authority to consummate the purchase and sale of the Purchased Shares being sold on behalf of that Seller pursuant to this Agreement.

2.3           No Violations. The execution and delivery of this Agreement by Investment Advisor does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Investment Advisor and the consummation of the transactions contemplated hereby and thereby by Investment Advisor do not and will not, require any consents, advance notices, material filings, authorizations or approvals under, violate, breach or conflict with any provision of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate or modify in any manner, or give rise to any new or additional obligations under any certificate of incorporation, articles of incorporation or association, by-laws, limited liability company agreement, or limited partnership agreement or other agreement that establish the legal personality of a Person or affect the rights of any equity holders therein (collectively, the “Charter Documents”) of Investment Advisor or any Seller, or any material agreement or instrument to which Investment Advisor or any Seller is a party that would prevent the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

2.4           Access to Information. Investment Advisor acknowledges that it has had sufficient opportunity to obtain information regarding the business, operations, condition (financial and otherwise) and prospects of DGT in connection with its decision to sell (or to otherwise cause Sellers to sell) and to evaluate the decision to sell the Purchased Shares at the price, for the consideration and on the terms and conditions set forth in this Agreement. Investment Advisor has had an opportunity to ask questions of and receive satisfactory answers from Purchaser and representatives of Purchaser concerning the decision to sell the Purchased Shares at the price, for the consideration and on the terms and conditions set forth in this Agreement. Investment Advisor believes that it has received all the information it considers necessary or appropriate for deciding whether to sell the Purchased Shares and that the sale of the Purchased Shares is in the best interests of Sellers.

2.5           Sophisticated Investor. Investment Advisor acknowledges that designees of Purchaser serve as directors of DGT and such designees have or may have obtained material, non-public information concerning DGT and the Purchased Shares. Notwithstanding Purchaser’s representations set forth in Article III, Investment Advisor understands and acknowledges that as a consequence of the foregoing, there may exist a disparity of information between Sellers, Investment Advisor and Purchaser with respect to DGT and the Purchased Shares. Investment Advisor is capable of evaluating and understands the risks associated with the sale of the Purchased Shares and, except as expressly set forth herein, Investment Advisor assumes, on behalf of itself and Sellers, all risks and liabilities associated with the sale of the Purchased Shares. Investment Advisor and Sellers are sophisticated investors.

2.6           Reliance. Investment Advisor is fully aware that, in agreeing to purchase the Purchased Shares from Sellers through Investment Advisor, Purchaser is relying upon the truth and accuracy of Investment Advisor’s representations and warranties set forth herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Investment Advisor that:

3.1           Authority; Enforceability. Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement, to consummate the purchase and sale of the Purchased Shares and the other transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution, delivery and performance of this Agreement by Purchaser and the transactions contemplated hereby have been duly authorized and approved by all requisite limited liability company action of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms (except as may be limited by Creditors’ Rights).

3.2           No Violations. The execution and delivery of this Agreement by Purchaser do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser do not and will not, require consent, advance notice, any material filing (except required filings with the Securities and Exchange Commission (the “SEC Filings”)), authorization or approval under, violate, breach or conflict with any provision of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate or modify in any manner, or give rise to any new or additional obligations under any of the Charter Documents of Purchaser, or any material agreement or instrument to which Purchaser is a party that would prevent the consummation of the transactions contemplated by this Agreement.

3.3           Reliance. Purchaser is fully aware that, in agreeing to sell the Purchased Shares to Purchaser, Investment Advisor is relying upon the truth and accuracy of Purchaser’s representations and warranties set forth herein.

ARTICLE IV
COVENANTS AND OTHER AGREEMENTS

4.1           Transaction Costs. Each Party hereto shall pay its own expenses incident to this Agreement and in performing its obligations hereunder.

4.2           Further Assurances. Purchaser and Investment Advisor agree to execute and deliver promptly such other documents, certificates, agreements, instruments, and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be necessary or desirable in order to effect more fully the purchase and sale of the Purchased Shares and the other transactions contemplated hereby.

4.3           Public Announcements; Confidentiality. No Party shall issue any press release or otherwise make any public announcement or statement with respect to the transactions contemplated by this Agreement. No Party shall disclose to any Person (other than Sellers), either directly or indirectly, this Agreement, the transactions contemplated hereby, and the terms and conditions of each of the foregoing, unless otherwise required by applicable laws (in which case the disclosing Party will provide sufficient advance written notice of such disclosure to allow the other Party reasonable time to seek temporary, interim or permanent injunctions to such disclosure), without the prior written consent of the non-disclosing Party; provided, that each Party may disclose, without notice to or consent of the other Party, any information required to be disclosed by that Party in any required SEC Filing.

ARTICLE V
INDEMNIFICATION

5.1           Investment Advisor. Investment Advisor shall indemnify, defend and hold harmless Purchaser from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including, without limitation, reasonable attorneys’ fees and expenses and court costs) suffered by Purchaser and resulting from or arising in connection with any false or incorrect representation or warranty made by Investment Advisor herein, or the breach by Investment Advisor of any of its covenants and agreements hereunder.

5.2           Purchaser. Purchaser shall indemnify, defend and hold harmless Investment Advisor from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including, without limitation, reasonable attorneys’ fees and expenses and court costs) suffered by Investment Advisor and resulting from or arising in connection with any false or incorrect representation or warranty made by Purchaser herein, or the breach by Purchaser of any of its covenants and agreements hereunder.

5.3           Survival. The obligations of Investment Advisor and Purchaser under this Article V shall survive any termination of this Agreement.

ARTICLE VI
GENERAL

6.1           Successors and Assigns.

(a)           All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person not a Party any rights or remedies under or by reason of this Agreement.

(b)           No Party will assign its rights and obligations hereunder without the prior written consent of the other Party; provided, that upon written notice to Investment Advisor, Purchaser may assign or delegate any or all of its rights under this Agreement to any affiliate thereof.

6.2           Survival of Representations and Warranties. All representations, warranties, agreements, covenants and obligations made or undertaken by each Party in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing Date, and shall not merge in the performance of any obligation by either Party.

6.3           Amendments. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Purchaser and Investment Advisor or, in the case of a waiver, by or on behalf of Purchaser (if Purchaser is waiving compliance) or Investment Advisor (if Investment Advisor is waiving compliance). The failure of any Party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

6.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Investment Advisor, to:

Grace & White, Inc.
515 Madison Avenue
New York, New York 10022
Attention:         Gerald I. White
Facsimile:          (212) 935-0503

If to Purchaser, to:

SPH Group Holdings LLC
590 Madison Avenue, 32nd Floor
New York, New York 10022
Attention:         Sanford Antignas
Facsimile:          (212) 520-2341

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier. For purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or required by law to be closed.

6.5           Entire Agreement. This Agreement, the attached schedules, and the agreements and documents to be executed pursuant to this Agreement constitute the entire agreement among the Parties as of the Closing Date and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof, other than the Non-Disclosure Letter Agreement between Steel Partners Holdings L.P. and Investment Advisor dated June 21, 2011, which governs with respect to the subject matter set forth therein.

6.6           Governing Law; Venue. This Agreement and all claims arising out of or relating to this Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. The Parties agree that any legal action or proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York, and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts.

6.7           Severability. If any provision of this Agreement should be adjudged by a court of competent jurisdiction to be invalid or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.

6.8           Counterparts; Facsimile and Email Signatures. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement, and may be executed by facsimile or email pdf transmission of an executed counterpart of or signature page to this Agreement and any facsimile, email pdf or photocopy of an executed counterpart of or signature page to this Agreement shall be given the same effect as the original.

6.9           Remedies. Each Party acknowledges that the remedies at law of the Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, will be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SPH GROUP HOLDINGS LLC

By:	Steel Partners Holdings GP Inc.,
its Manager

By:	/s/ Jack L. Howard
	Name:	Jack L. Howard
	Title:	President

GRACE & WHITE, INC.

By:	/s/ Gerald I. White
	Name:	Gerald I. White
	Title:	President

Stock Purchase Agreement
Signature Page